Press Release

iStar Appoints Douglas Heitner as Chief Legal Officer

Vice Chairman & Chief Legal Officer Nina Matis to Retire

NEW YORK, March 11, 2019

iStar Inc. (NYSE: STAR) announced the appointment of Douglas Heitner as Chief Legal Officer and the retirement of Vice Chairman and Chief Legal Officer, Nina Matis. Mr. Heitner joins the iStar executive team effective March 11, 2019 and Ms. Matis will remain on the executive team as Vice Chairman until July to oversee a smooth transition. Mr. Heitner will report to Jay Sugarman, Chairman and Chief Executive Officer.

"In addition to being an exceptionally talented executive, Nina has been a wonderful colleague and mentor over her 20+ year career here," said Mr. Sugarman. "Her impressive work ethic and deep commitment to iStar have set a lasting example for everyone in the company."

"I am grateful for the opportunity to have helped develop iStar's unique and innovative businesses over the years and will miss the many talented colleagues and friends I've made along the way," said Ms. Matis. "I know that Doug will be an excellent member of the executive team to help push our ground lease platform forward, and I look forward to watching the Company's growth."

Prior to joining iStar, Doug Heitner was a partner in Kasowitz Benson Torres' Real Estate Transactions group, where he represented the nation's leading real estate companies in a wide range of real estate matters. Before this, Mr. Heitner was an associate in Skadden, Arps, Slate, Meagher & Flom LLP's real estate group. He received his J.D. from New York University School of Law and a B.A. from Dartmouth College.

"Nina is a first ballot hall of famer in our business and it is an honor to have the opportunity to build on her legacy and success," said Mr. Heitner. "I am excited to join a

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company with such a tremendous growth opportunity and am eager to help execute across all of iStar's strategic initiatives."

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iStar (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on all types of properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE:SAFE), the first publicly traded company to focus on modern ground leases, iStar is helping create a logical new approach to the way real estate is owned, and continues to use its historic strengths in finance and net lease to expand this unique platform. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com.

Company Contacts:
Jason Fooks, Senior Vice President of Investor Relations & Marketing